Exhibit 99.1

Pharmacopeia Announces Second Quarter 2006 Financial Results

Quarter Highlights Include New Partnership with Cephalon and DARA Progress Towards IND Filing

August 3, 2006 - Princeton, NJ - Pharmacopeia (NASDAQ: PCOP) today announced results for the quarter ended June 30, 2006.

Pharmacopeia highlighted several important therapeutic development and corporate milestones achieved during the second quarter of 2006:

•                    As announced early in the quarter, Pharmacopeia received exclusive worldwide development and commercialization rights to dual-acting angiotensin and endothelin receptor antagonists (DARA). DARA is a new class of compounds for the potential treatment of hypertension and diabetic nephropathy. Pharmacopeia acquired its rights in DARA through a licensing agreement with Bristol-Myers Squibb Company (BMS).  Pharmacopeia has now initiated preclinical development studies and has a pre-IND meeting with the FDA scheduled for mid-August 2006. Pharmacopeia plans to file an IND for the DARA program in the first quarter of 2007.

•                    Pharmacopeia formed a new drug discovery, development and commercialization alliance with Cephalon, a leading global biopharmaceutical company.  The primary objective of the alliance is to accelerate existing discovery programs to the development stage by pooling the companies’ joint strengths in drug discovery and development. Under the terms of the agreement, the companies will work collaboratively to advance the lead compounds to clinical candidates.  Cephalon will advance compounds of interest to clinical validation.  Pharmacopeia also has the option, with Cephalon’s agreement, to advance compounds of interest from the program.  Under the financial terms of the agreement Pharmacopeia received an upfront payment of $15.0 million to support its research and development efforts.  For each clinical candidate advanced under the collaboration, the developing company will make clinical, regulatory and sales milestone payments to the non-developing company. Further, the company commercializing each resulting product will pay the non-commercializing company up to double-digit royalties based on the sales level achieved.

 “Since the beginning of 2006, Pharmacopeia has achieved several important milestones which move the company’s programs closer to the clinic and support our financial objectives,” stated Les Browne, Ph.D., Pharmacopeia’s President and Chief Executive Officer. “We also achieved a number of firsts for the Company, including having DARA in development and entering into two strategic alliances with new partners, GlaxoSmithKline and Cephalon, from which Pharmacopeia has received $20.0 million of funding.  Our drug candidate pipeline has never been stronger, and we believe our recent alliances illustrate the value we can bring to industry partners in drug discovery and development.”

SECOND QUARTER, 2006 FINANCIAL RESULTS

At June 30, 2006, Pharmacopeia had cash, cash equivalents and marketable securities of approximately $40.1 million.

Pharmacopeia’s net revenue was $3.3 million for the quarter ended June 30, 2006, compared to $5.2 million for the quarter ended June 30, 2005. For the six-month period ended June 30, 2006, revenues were $7.4 million, compared to $10.9 million for the same period in 2005.  The decrease in both the three- and six-month periods in 2006 was largely due to the reduction in funding from Pharmacopeia’s collaborations with Schering-Plough and reduced revenue from milestones. The decreases were partially offset by revenue recognized from Pharmacopeia’s new alliances with Cephalon and GlaxoSmithKline.

In keeping with Pharmacopeia’s announced intention to increase its investment in proprietary research and development programs, the Company incurred proprietary research and development expense of $5.5 million in the quarter ended June 30, 2006, compared to $2.5 million in the same period in 2005, an increase of 123%. For the six-month period ended June 30, 2006, proprietary research and development expenses increased to $11.8 million, compared to $4.7 million for the same period in 2005.  This increase in both the three- and six-month periods in 2006 was partially due to Pharmacopeia’s licensing of the DARA compounds, for which the Company recorded a $2.0 million non-cash charge in the first quarter of 2006. Exclusive of this non-cash charge, proprietary research and development expense increased 108% for the six-month period ended June 30, 2006 compared to the same period in 2005. This increase was due to costs related to preclinical development studies for the DARA program and resources expended on the JAK3 program for transplant rejection, the Adenosine A2A antagonists program for neurodegenerative diseases, the CCR1 antagonists program for rheumatoid arthritis and multiple sclerosis, and the recognition of share-based compensation costs associated with Pharmacopeia’s adoption of Statement of Financial Accounting Standards No. 123 (as revised) “Share-Based Payment” (SFAS 123R) on January 1, 2006.

Sales, general and administrative expense was $2.4 million for the quarter ended June 30, 2006, compared to $3.2 million for the same period in 2005, a decrease of 23%.  Sales, general and administrative expense was $4.9 million for the six months ended June 30, 2006, compared to $5.8 million for the same period in 2005, a decrease of 16%. Both the three- and six-month periods ended June 30, 2005 included the recording of a one-time charge of approximately $1.0 million related to the departure of the Company’s former Chief Operating Officer.

Pharmacopeia reported a net loss of $7.2 million, or ($0.47) per share, for the quarter ended June 30, 2006. The Company recorded a net loss of $4.7 million, or ($0.38) per share for the same quarter in 2005.  For the six months ended June 30, 2006, Pharmacopeia recorded a net loss of $14.9 million, or ($0.98) per share. Pharmacopeia recorded a net loss of $9.4 million, or ($0.75) per share for the same six-month period in 2005.

2006 MILESTONES

Previously, Pharmacopeia provided the following milestone goals for 2006:

•                  Ending the year with $30.0 million to $35.0 million in cash, cash equivalents, and marketable securities;

•                  Advancing two internal product candidates into preclinical development; and

•                  Entering into a strategic partnership with significant retained rights.

Through the recently announced alliances with both GSK and Cephalon, the Company has already achieved its goal of entering into new strategic partnerships with significant retained rights.  In addition, these agreements have assisted in the achievement of the year-end financial goal. The Company’s licensing of the DARA program from BMS places one internal product candidate into preclinical development and assists in the achievement of the preclinical development goal.

Pharmacopeia’s most advanced internal program is a dual-acting angiotensin and endothelin receptor antagonist (DARA) for hypertension and diabetic nephropathy that is currently in preclinical development. Pharmacopeia’s internal programs in advanced optimization are: JAK3 inhibitors (immunomodulators for multiple potential indications, including transplant rejection, psoriasis and rheumatoid arthritis); CCR1 antagonists (with potential in inflammatory diseases such as rheumatoid arthritis and multiple sclerosis); adenosine A2A antagonists (with potential in neurodegenerative diseases, including Parkinson’s and Alzheimer’s); and αvß3/αvß5 inhibitors (with potential to block angiogenesis in cancer and inflammation).

Pharmacopeia currently has eleven partnered compounds in development with major pharmaceutical or biotechnology companies.  Seven of these compounds are in preclinical development.  Four compounds (representing three partnered, therapeutic programs) are currently in Phase I clinical trials for rheumatoid arthritis, an allergy/asthma indication and chronic obstructive pulmonary disease (COPD).  Pharmacopeia will receive milestone payments for those programs that successfully advance through clinical development and royalties on the sales of any compounds that are commercialized.

Further details regarding Pharmacopeia’s second quarter results will be presented in a conference call on August 3, 2006 at 5:00 p.m. Eastern. Dr. Les Browne, President and Chief Executive Officer, and Mr. Brian Posner, Executive Vice President and Chief Financial Officer, will host the call. Forward-looking and material information may be discussed on this conference call.

Date: August 3, 2006
Time: 5:00 p.m. EDT
Domestic Callers: (800) 946-0713
International Callers: (719) 457-2642
Confirmation Code: 4314418
Name of Conference: Pharmacopeia’s Second Quarter 2006 Financial Results
Webcast information can be accessed by visiting www.pharmacopeia.com

A replay of the conference call can be accessed by dialing toll-free (888) 203-1112 in the U.S., or (719) 457-0820 outside the U.S. The access code for the replay is 4314418. A replay of the webcast will also be accessible on Pharmacopeia’s website on the “Investors” page at http://www.pharmacopeia.com. The replays will be available for two weeks.

ABOUT PHARMACOPEIA

Pharmacopeia is committed to creating and delivering novel therapeutics to address significant medical needs using proprietary technologies and processes. The Company is advancing multiple internal programs towards validation in clinical trials.  Pharmacopeia’s later stage portfolio currently comprises multiple partnered programs that have been advanced into clinical trials with further programs in preclinical development. The Company also has several internal programs — one in preclinical development and several in advanced optimization — as well as multiple partnered programs in discovery that are expected to drive the Company’s clinical portfolio in the future.

Contact:
Brian Posner Executive Vice President and Chief Financial Officer
(609) 452-3643
irreq@pcop.com

# # #

This press release, and oral statements made with respect to information contained in this press release, constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements include those which express plan, anticipation, intent, contingency or future development and/or otherwise are not statements of historical fact. These statements are based upon management’s current expectations and are subject to risks and uncertainties, known and unknown, which could cause actual results and developments to differ materially from those expressed or implied in such statements. These forward-looking statements include, but are not limited to, statements about the Pharmacopeia’s 2006 milestone goals, the successful implementation of Pharmacopeia’s strategic plans, Pharmacopeia’s plans to develop its DARA program and file an IND with respect to the program, Pharmacopeia’s ability to successfully perform under its new collaborations with Cephalon and GlaxoSmithKline, Pharmacopeia’s ability to build its pipeline of novel drug candidates through its own internally-funded drug discovery programs, third party collaborations and in-licensing, the continuation and funding level of such continuation of Pharmacopeia’s existing drug discovery collaborations with Schering-Plough and N.V. Organon, Pharmacopeia’s intentions regarding the establishment of new drug discovery collaborations with leading pharmaceutical and biotechnology organizations,  Pharmacopeia’s expectations concerning the development priorities of its collaborators and their ability to successfully develop compounds, Pharmacopeia’s ability to raise additional capital, Pharmacopeia’s anticipated operating results, financial condition, liquidity and capital resources,  Pharmacopeia’s expectations concerning the legal protections afforded by U.S. and international patent law, additional competition, and changes in economic conditions.

Further information about these and other relevant risks and uncertainties may be found in Pharmacopeia’s Reports on Form 8-K, 10-Q and 10-K filed with the U.S. Securities and Exchange Commission. Pharmacopeia urges you to carefully review and consider the disclosures found in its filings which are available in the SEC EDGAR database at http://www.sec.gov and from Pharmacopeia at http://www.pharmacopeia.com.  All forward-looking statements in this press release and oral statements made with respect to information contained in this press release are qualified entirely by the cautionary statements included in this press release and such filings. These risks and uncertainties could cause actual results to differ materially from results expressed or implied by such forward-looking statements. These forward-looking statements speak only as of the date of this press release. Pharmacopeia undertakes no obligation to (and expressly disclaims any such obligation to) publicly update or revise the statements made herein or the risk factors that may relate thereto whether as a result of new information, future events, or otherwise.

Tables to follow

PHARMACOPEIA DRUG DISCOVERY, INC.
SELECTED  FINANCIAL DATA
(Dollars in thousands, except share data)
Statements of Operations

	For the Three Months Ended June 30,		For the Six Months Ended June 30,
	2006	2005	2006	2005
	(unaudited)		(unaudited)
Net revenue	$3,292	$5,231	$7,408	$10,922
Collaborative research and development expense	2,979	4,616	6,312	10,242
Proprietary research and development expense	5,468	2,455	11,760	4,696
Sales, general and administrative expense	2,424	3,163	4,871	5,826
Restructuring and other charges (credits)	(88)	—	(88)	—
Interest and other income, net	(333)	(297)	(614)	(506)
	10,450	9,937	22,241	20,258
Loss before income taxes	(7,158)	(4,706)	(14,833)	(9,336)
Provision for income taxes	20	4	28	14
Net loss	$(7,178)	$(4,710)	$(14,861)	$(9,350)

Net loss per share:
— Basic and diluted	$(0.47)	$(0.38)	$(0.98)	$(0.75)

Weighted average number of common stock outstanding:
— Basic and diluted	15,263,977	12,427,767	15,237,364	12,390,660

PHARMACOPEIA DRUG DISCOVERY, INC.
SELECTED  FINANCIAL DATA
(Dollars in thousands)
Balance Sheets

	June 30,	December 31,
	2006	2005
	(unaudited)
Cash, cash equivalents and marketable securities	$40,084	$30,366
Accounts receivable, net	235	2,256
Other assets, net	13,523	13,397
Total assets	$53,842	$46,019

Current liabilities	$14,162	$8,862
Long-term liabilities and reserves	16,661	1,904
Total stockholders’ equity	23,019	35,253
Total liabilities and stockholders’ equity	$53,842	$46,019